Exhibit 99.1

N / E / W / S    R / E / L / E / A / S / E

September 9, 2011

FOR IMMEDIATE RELEASE

For more information, contact:

David Ortega, First Vice President/Director of Investor Relations

765-378-8937

http://www.firstmerchants.com

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION ANNOUNCES $21.2 MILLION CAPITAL RAISE AND INTENT TO REPAY $116 MILLION TARP CAPITAL PURCHASE PROGRAM INVESTMENT

First Merchants Corporation (NASDAQ – FRME), announced that it has raised $21.2 million in a direct private placement of its common stock. First Merchants also announced that it has received preliminary approval to receive an investment of approximately $90.8 million in the Company’s preferred stock through the Small Business Lending Fund (SBLF). First Merchants intends to utilize the proceeds from the private placement and participation in the SBLF program to fully repay the United States Treasury Department’s $116 million investment in First Merchants through its TARP Capital Purchase Program.

Mark Hardwick, Chief Financial Officer said, “First Merchants is thankful for the ability to participate in the TARP program as it helped the Corporation weather the recent recession. However, management and the Board of Directors are very pleased to be repaying the investment in full.” Hardwick also added, “The private equity offering which closed at $7.50 per share, a premium to last night’s closing price, positively complements an already enhanced capital structure when compared to pre-recession levels. The execution of this transaction is reflective of the confidence our new institutional investors have in the growth strategy of First Merchants.”

The primary catalyst behind the repayment of TARP was First Merchants’ preliminary approval to participate in the Small Business Lending Fund (SBLF) as created by the 2010 Small Business Jobs Act. The SBLF is a new lending program that encourages qualified community banks to partner with small businesses and entrepreneurs to create jobs and promote economic development in local communities. To participate in SBLF a Bank must be less than $10 billion in size and qualifying credits must be less than $10 million to companies with less than $50 million in sales. The SBLF program encourages growth in loans and allows its participants to capitalize on potential rate reductions well below those established under the TARP program. Subject to final regulatory approval from the Federal Reserve and final due diligence by the Treasury, First Merchants expects the closing of its SBLF investment to occur within the next two weeks.

Michael C. Rechin, President and Chief Executive Officer said, “The completion of this transaction when coupled with the strengthening of First Merchants Bank serves as a catalyst for our future. We are poised to capitalize on core organic growth and acquisition growth without an overhang in our stock price. First Merchants is a transformed company with a rich heritage in its most established markets and a strong foothold in its higher growth markets with attractive demographic profiles.” Rechin also added, “Our focus has always been small business and the middle market, so the SBLF program fits First Merchants very well. We are a small business commercial bank per the SBLF definition and we are proud to serve our customers in such a capacity. We understand that we need our communities as much as they need us. It’s a partnership and it provides for a bright future for our employees, customers and shareholders.”

The repayment of the TARP investment in full will result in the reversal of last year’s gain resulting from favorable accounting treatment attributable to the exchange of designated preferred securities for trust preferred securities as reported on form 10-k on July 2, 2010.

FIG Partners served as a financial advisor to First Merchants on the above private equity offering.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, and First Merchants Trust Company as divisions of First Merchants Bank, N.A. First Merchants Corporation also operates First Merchants Insurance Group, a full-service property casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

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